WILMINGTON FUNDS

FEE ALLOCATION LETTER

August 21, 2014

	WFMC Contractual Rate of Advisory Fee (bps):	Portion of WFMC Advisory Fee allocated to WTIA:	Contractual Rate of Subadvisory Fee (bps):
Prime Money Market Fund	40.00	0%	N/A
U.S. Government Money Market Fund	40.00	0%	N/A
U.S. Treasury Money Market Fund	40.00	0%	N/A
Tax-Exempt Money Market Fund	40.00	0%	N/A
Broad Market Bond Fund	50.00	80%	N/A
Intermediate-Term Bond Fund	50.00	20%	N/A
Short-Term Corporate Bond Fund	50.00	80%	N/A
Short Duration Government Bond Fund	50.00	80%	N/A
Municipal Bond Fund	50.00	0%	N/A
Maryland Municipal Bond Fund	50.00	0%	N/A
New York Municipal Bond Fund	50.00	0%	N/A
Large-Cap Strategy Fund	50.00	0%	N/A
Mid-Cap Growth Fund	85.00	100%	N/A
Small-Cap Strategy Fund	55.00	0%	N/A
Small-Cap Growth Fund	85.00	0%	N/A
Strategic Allocation Aggressive Fund	50.00	80%	N/A
Strategic Allocation Moderate Fund	50.00	80%	N/A

Strategic Allocation Conservative Fund	50.00	80%	N/A
Multi-Manager International Fund	50.00	80%

All subadvisory fees are paid directly by the Fund.

Dimensional Fund Advisors L.P. (“Dimensional”) manages approximately 10% of the Fund’s total net assets. Dimensional’s fee is 45 bps on the first $50 million and 30 bps on assets in excess of $50 million of the average daily net assets allocated for its management.

J O Hambro Capital Management Limited (“JOHCM”) manages approximately 20% of the Fund’s total net assets. JOHCM’s fee is 70 bps on the average daily net assets allocated for its management.

LSV Asset Management (“LSV”) manages approximately 9% of the Fund’s total net assets. LSV’s fee is 49 bps on the average daily net assets allocated for its management.

Northern Cross LLC (“Northern”) manages approximately 25% of the Fund’s total net assets. Northern’s fee is 55 bps on the first $1 billion and 50 bps on assets in excess of $1 billion of the average daily net assets allocated for its management.

Oberweis Asset Management, Inc. (“Oberweis”) manages approximately 9% of the Fund’s total net assets. Oberweis’ fee is 100 bps on the first $50 million, 90 bps on the next $50 million, and 80 bps on assets in excess of $100 million of the average daily net assets allocated for its management.

Parametric Portfolio Associates LLC (“Parametric”) manages two accounts for the Fund. The emerging markets account represents approximately 14% of the total net assets, and the developed markets account represents approximately 11% of the Fund’s total net assets. Parametric’s fee for the emerging markets account is 80 bps on the first $100 million and 75 bps on assets in excess of $100 million of the average daily net assets allocated to the account. Parametric’s fee for the developed market account is 27.5 bps on the first $50 million and 20 bps on assets in excess of $50 million of the average daily net assets allocated to the account.
Multi-Manager Real Asset Fund * excludes any assets allocated to WFMC’s Inflation-Protected Debt Securities (“TIPS”) Strategy or the Enhanced Cash Strategy. Currently there are no assets allocated to the TIPS Strategy, and 2% of net assets are allocated to the Enhanced Cash Strategy. WFMC’s fee for the TIPS Strategy is 57 bps on the first $25 million, 54 bps on the next $25 million, and 52 bps on assets in excess of $50 million of the average net assets allocated to the strategy. WFMC’s fee for the Enhanced Cash Strategy is 58 bps on the average net assets allocated to the strategy.	50.00*	80%

All subadvisory fees are paid directly by the Fund.

CBRE Clarion Securities LLC (“CBRE”) manages approximately 15% of the Fund’s total net assets. CBRE’s fee is 65 bps on the first $50 million, 55 bps on the next $50 million, and 45 bps on assets in excess of $100 million of the average daily net assets allocated for its management.

Pacific Investment Management Company, LLC (“PIMCO”) manages approximately 39% of the Fund’s total net assets. PIMCO’s fee is 28.75 bps on the average daily net assets allocated for its management.

Multi-Manager Alternatives Fund	100.00	80%

All subadvisory fees are paid directly by the Fund.

Acuity Capital Management LLC (“Acuity”) manages approximately 20% of the Fund’s total net assets. Acuity’s fee is 100 bps on the average daily net assets allocated for its management.

Calypso Capital Management LP (“Calypso”) manages approximately 23% of the Fund’s total net assets. Calypso’s fee is 100 bps on the average daily net assets allocated for its management.

Loeb King Capital Management (“Loeb King”) manages approximately 23% of the Fund’s total net assets. Loeb King’s fee is 105 bps on the first $100 million and 100 bps on assets in excess of $100 million of the average daily net assets allocated for its management.

Parametric Risk Advisers (“Parametric”) manages approximately 12% of the Fund’s total net assets. Parametric’s fee is 90 bps on the average daily net assets allocated for its management.

P/E Global LLC (“PE Global”) manages approximately 12% of the Fund’s total net assets. PE Global’s fee is 100 bps on the average daily net assets allocated for its management.

Contractual Rate of Administrative Fee:

Co-Administration fee for all Wilmington Funds is based on the Average Aggregate Daily Net Assets of the Trust as follows:
- 4.0 bps on first $5 billion
- 3.0 bps on next $2 billion
- 2.5 bps on next $3 billion
- 1.8 bps on assets in excess of $10 billion